Exhibit 99.1

LookSmart, Ltd.

625 Second Street

San Francisco, CA 94107

Telephone: (415) 348-7000

Facsimile: (415) 348-7034

September 24, 2004

Confidential

Mr. David Hills

[address]

Dear David:

I am pleased to offer you a full time, regular position with LookSmart, Ltd. (the “Company”). You have an outstanding skill set that I believe will enable you to play an important role in the success of the Company. This letter confirms our offer and sets out the specified details of employment. Other terms required to be observed by law also apply.

Your position will be Chief Executive Officer and President. In this position you will be reporting directly to the board of directors of the Company (the “Board”), and will have such duties as the Board reasonably may from time to time prescribe consistent with your position. You will also be nominated as a member of the Board during each year of your employment.

Your start date is expected to be on or about October 25, 2004.

Compensation and Benefits

Your base compensation on joining will be $350,000 per annum. During the first 60 days of your employment, you and the Compensation Committee of the Board will work together to design a performance-based annual incentive compensation plan, taking into account measures of corporate and individual performance. The bonus for on-plan performance for each fiscal year will be 50% of your base salary for that fiscal year, with the possibility of a bonus up to 100% of your base salary for achievement of above-plan performance. For the remainder of 2004, your bonus amount will be prorated according to your time employed with the Company and will be determined based on the same incentive criteria generally applicable to the Company’s executives for 2004.

The Company will provide you with the relocation benefits detailed on Exhibit A. Upon employment, you will also be eligible to enroll in the Company’s benefits programs. If you enroll, the effective date of your coverage will be your start date. In addition, upon employment you will be eligible to participate in the Company’s 401(k) Plan. In the current Plan, the Company will match your contribution dollar for dollar up to 5%, subject to Company-wide limitations on matching contributions. You are also eligible to enroll in the Company’s Employee Stock Purchase Plan, which allows employees to purchase Company stock at a discount. You should note that the Company may modify salaries and benefits from time to time, as it deems necessary.

As Chief Executive Officer of the Company, you are entitled to 4 weeks of vacation and 12 specified holidays.

Stock Options

At the first LookSmart Compensation Committee meeting following your date of hire, we will recommend that you be granted 2,000,000 stock options (the “Option Shares”). The exercise price for 1,750,000 of the Option Shares will be the closing price of LookSmart, Ltd. stock as quoted on the

NASDAQ exchange on the day of the Committee’s approval of your grant. The exercise price for 250,000 of the Option Shares will be $2.80. The Option Shares will vest over a period of four (4) years, with one fourth of the Option Shares vesting upon the one-year anniversary of your employment, and 1/48th vesting each month thereafter until all remaining Option Shares are vested. Such Option Shares will be subject to terms and conditions of the Company’s Stock Option Plan and stock option agreements, such agreements to be consistent with the terms outlined in this letter.

Accelerated Vesting

If within 12 months after a “Change of Control” (as defined below) (1) you are terminated without “cause” (as defined below) by the surviving corporation or (2) you voluntarily resign for “good reason” (as defined below), then the greater of 50% or 500,000 of your remaining unvested Option Shares shall vest and become immediately exercisable. In such event, the acceleration will be applied proportionally to the two Option Shares grants noted above.

As used in this agreement, “Change of Control” means (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) being or becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then-outstanding voting securities; (ii) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the shareholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; (iii) the date on which the shareholders of the Company approve a plan of complete liquidation of the Company; or (iv) the date of the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets.

Termination; At-Will Employment

You should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result you are free to resign at any time for any reason or no reason, and similarly the Company is free to terminate its employment relationship with you at any time, with or without cause, and with or without notice.

Severance

If you are terminated without “cause” or voluntarily resign for “good reason” (each as defined below), the Company will provide you with a severance package consisting of: (a) continued payment of your base salary for 12 months, (b) incentive bonus (i) if such termination occurs during any fiscal year ending after December 31, 2005, an aggregate amount equal to one hundred percent (100%) of the your actual, earned incentive bonus for the fiscal year prior to the fiscal year in which the termination occurs; or (ii) if such termination occurs during any fiscal year ending on or before December 31, 2005, an aggregate amount of $175,000, payable in twelve (12) monthly installments, and (c) up to 12 months of continued health insurance from the date of the termination for you and your eligible dependents, provided that if such termination occurs within 12 months after a Change of Control, the package shall be: (a) lump sum payment of 100% of your then-current annual base salary, (b) an amount equal to the greater of (i) 100% of your annual incentive bonus for the year in which the Change of Control occurs or (ii) 100% of your annual incentive bonus for the year prior to which the termination occurs, and (c) up to 12 months of continued health insurance from the date of the termination for you and your eligible dependents. All severance benefits and payments will be subject to the signing of LookSmart’s standard release, as well as, non-solicitation and non-compete agreements that would last for the term of the severance period. None of the severance benefits will be subject to mitigation or reduction by the earnings you may receive from other sources.

Solely for the purpose of the severance provisions herein and the provisions regarding accelerated vesting, “cause” means:

•	your failure to carry out in any material respect the duties and responsibilities of your employment due to willful gross negligence or willful gross misconduct which cannot be cured or which, if curable, is not cured within 30 days after receipt of written notice to you from the company specifying with reasonable particularity such failure and a reasonable opportunity to appeal to the Board of Directors;

•	any material act of personal dishonesty taken by you in connection with your responsibilities as an employee; or

•	your conviction of a felony which the Board reasonably believes has had or will have a detrimental effect on the Company’s reputation or business.

Solely for the purposes of the severance provisions herein and the provisions regarding accelerated vesting, “good reason” means the occurrence of any of the following without your express written consent:

•	a significant reduction of your duties, title, authority or responsibilities, relative to your duties, title, authority or responsibilities as in effect at the Measuring Time;

•	a reduction by the Company in your base salary as in effect at the Measuring Time except for a one-time reduction, in an amount of up to 10%, that also is applied to substantially all of the Company’s other senior executives;

•	a reduction by the Company in the aggregate level of employee benefits, including bonuses, to which you were entitled at the Measuring Time with the result that your aggregate benefits package is materially reduced;

•	the failure of the Company to put forth its best efforts to elect you to the Board at every opportunity during your employment; or

•	the failure of the Company to grant you the option grant specified in the Stock Options section of this offer.

“Measuring Time” means (i) immediately prior to the applicable reduction or (ii) your commencement of employment.

Confidential Information

Given the high value of information in this market, it is essential that during your employment and at any time thereafter, you do not disclose any confidential information relating to the Company’s operations except as may be necessary for the proper performance of your duties. By signing this letter, you also agree to sign a separate Employment, Confidential Information and Arbitration Agreement.

Other

The Company, at its own expense, agrees to defend you and hold you harmless against any action brought against you or the Company relating to your employment with the Company, to the same extent as the Company has agreed to indemnify its other executives.

This offer of employment is contingent upon presenting, in accordance with the immigration Reform and Control Act of 1986, verification of your identity and your legal right to work in the United States. In the event you do not possess, or are unable to obtain authorization to accept employment in the U.S., our offer of employment is withdrawn.

It is important that you bring the appropriate documentation for verification with you on your first day of employment, as you cannot be put on the LookSmart payroll until it is received. The required documentation is described in the enclosed package.

You are required to observe at all times all LookSmart policies and procedures (including, but not limited to, those provided to you before your starting date). In accordance with LookSmart’s philosophy, these policies and procedures are formulated for the efficient and fair administration of employment matters and may vary from time to time.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes, including but not limited to, claims of harassment, discrimination and wrongful termination, shall be settled by arbitration held in San Francisco County, California, under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280, etseq., including section 1283.05, (the “Rules”) and pursuant to California law. A copy of the Rules is available for your review prior to signing this Agreement.

David, we look forward to you joining LookSmart as our new President and CEO. You have outstanding qualifications for this position, and we are confident that you will capably build and lead the management team driving LookSmart’s ongoing development and success.

In order to confirm your acceptance of this offer, we ask that you complete the following acknowledgment, initial each page of this letter and fax it to Erik Riegler, General Counsel, at (415) 348-70xx. Please send the original signed letter to Erik at your convenience or bring it on your first day of employment. If you require clarification of any matter, please feel free to contact me.

Sincerely,

/s/ Teresa Dial
Teresa Dial
Chair of the Board

Accepted and agreed to by:

/s/ David Hills
David Hills

Date: September 24, 2004

Exhibit A

Benefit	Detail
Relocation allowance	Up to $10,000 of reimbursed reasonable incidental expenses. Receipts or reasonable documentation required. Subject to tax gross-up, such expense to be borne by the Company.

Transition period flights

1.      Up to four round trips per calendar month from CA to NY.

2.      Family member visits: Each immediate family member may take up to three round trips from NY to CA between start date and June 30, 2005.

3.      Relocation: CEO and immediate family members will be flown from NY to CA for relocation.

4.      All flights economy class. Receipts or reasonable documentation required.

Transition period housing	Company will provide a 2-bedroom apartment between start date and June 30, 2005 (or until house rental or purchase, if sooner).

Local transportation	Company will provide rental car until June 30, 2005 or until owner car arrives if sooner.

Home purchase assistance	Up to $25,000 of reimbursed reasonable expenses for assistance with purchase of new home within 12 months of hire (e.g. legal costs, loan fees, closing costs). Receipts or reasonable documentation required. Subject to tax gross-up, such expense to be borne by the Company.

Packing and shipping household goods	Includes full packing/unpacking, shipping, up to $1,000,000 insurance coverage, up to 2 automobiles. Receipts or reasonable documentation required. Subject to tax gross-up, such expense to be borne by the Company.

Relocation bonus	$25,000 bonus paid upon relocation of family within 9 months of hire. Submission of receipts not required. Not subject to tax gross-up.

Total relocation benefit	Not to exceed aggregate of $200,000 costs to the Company.